EXECUTION COPY

LICENSE AGREEMENT

The License Agreement entered into on August 23, 2002 (the "Execution Date") by and between Emory University, a non-profit Georgia corporation, ("Emory") and GeoVax, Inc., a Georgia corporation ("GeoVax") is hereby amended and restated as of June 23, 2004 (this "Agreement").

W I T N E S S E T H: that

WHEREAS, Emory owns rights in the Emory Technology (as defined below); and

WHEREAS, Emory and the Public Health Service ("PHS") have entered into an Interinstitutional Agreement, dated June 23, 2004 (the "IIA"), a copy of which is attached hereto as Exhibit F, pursuant to which Emory has acquired certain additional rights in the Emory Technology, including an exclusive license, with the right to sublicense, to certain rights under the Patent Rights (hereinafter "Acquired Emory Technology"); and

WHEREAS, pursuant to the IIA, Emory has acquired from PHS certain rights related to MVA Rights, including a non-exclusive license, with the right to sublicense, to certain rights under the MVA Rights (hereinafter "PHS Technology"); and

WHEREAS, GeoVax desires to obtain, and Emory desires to grant to GeoVax, a license and right to use the Emory Technology in accordance with and subject to the terms and conditions set forth in this Agreement; and

WHEREAS, GeoVax desires to obtain, and Emory desires to grant to GeoVax, a sublicense and right to use the Acquired Emory Technology and a sublicense and right to use the PHS Technology in accordance with and subject to the terms and conditions set forth in this Agreement as amended and restated.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and undertakings set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties to this Agreement hereby covenant and agree as follows:

Section 1. Definitions. The following terms shall have the following meanings for the purpose of this Agreement:

"Confidential Information" shall mean the Emory Technology and all other proprietary information disclosed, developed, conceived, or invented hereunder, including, without limitation, any notebooks, software, trade secrets, strategies, any financial, marketing, merchandising, operating, performance, cost, or business information, drawings, specifications, configurations, proposals, correspondence, techniques, concepts, models, flow charts, research, instructions, and explanatory materials, and all copies thereof. The term "Confidential Information" shall not include information that (a) is or becomes generally available to the public other than as a result of a wrongful disclosure by the party that receives such information or any other person under a duty to keep the information confidential; (b) was actually known by the party receiving such information prior to the disclosure of such information; or (c) is independently developed or discovered by the party receiving such information.

"Emory Technology" shall mean the Patent Technology, the Licensed Technology, and all Improvements.

"Emory Technology Rights" shall mean, collectively, all of Emory's current right, title, and interest throughout the world in and to the Emory Technology and the Acquired Emory Technology.

"Expenses" shall mean all reasonable out-of-pocket costs actually incurred by PHS for the preparation, filing, prosecution, and licensing of United States and foreign patent applications contained within the Patent Rights and the maintenance of resulting patents, exclusive of any salaries, administrative, or other indirect costs and excluding any costs reimbursed to PHS by third parties.

"Field" shall mean therapeutic or prophylactic HIV or smallpox vaccines.

"Funding and Research Agreements" shall have the meaning ascribed to this term in the IIA.

"Improvements" shall mean any future (1) Emory-owned technology or inventions that, if used, would infringe upon a claim of the Licensed Patents, and (2) Emory-owned technology or inventions covered by patents developed at Emory's facilities under the direction of Dr. Harriet Robinson that are reasonably necessary for the manufacture, use, development, testing, marketing, export, import, offer for sale, or sale of any Licensed Product and (3) any invention conceived or reduced to practice in the course of work conducted under the Funding and Research Agreements that is disclosed in any patent applications that may be filed by PHS or Emory (for avoidance of doubt, it is expected that any such applications will relate to DNA vectors or MVA vectors encoding modified HIV genes, wherein the modified HIV genes include sequences derived from one or more clades such as clade B, clade AG and clade C and wherein the modified HIV genes are derived from sequences sent to PHS from Emory or are generated by Emory and/or PHS pursuant to the Funding and Research Agreements).

"Licensed Patents" shall mean

(a) the provisional application assigned U.S. Serial No. 60/186,364, which was filed on March 2, 2000, and entitled "DNA Expression Vectors and Methods of Use";

(b) the provisional application assigned U.S. Serial No. 60/251,083, which was filed on December 1, 2000, and was entitled "DNA Vaccine that Elicits Protection Against a Highly Pathogenic Immunodeficiency Virus";

(c) the provisional application assigned U.S. Serial No. 60/324,845, which was filed on September 25, 2000, and entitled "DNA Expression Vectors and Methods of Use";

(d) the provisional application assigned U.S. Serial No. 60/325,004, which was filed on September 26, 2000, and entitled "DNA Expression Vectors and Methods of Use";

(e) the application filed in accordance with the Patent Cooperation Treaty (PCT) on March 2, 2001, which was assigned application No. PCT/US01/06795 and entitled "DNA Expression Vectors and Methods of Use" (this application was published on December 6, 2001, under publication No. WO 01/92470);

(f) the utility application assigned U.S. Serial No. 09/798,675, which was filed on March 2, 2001, and entitled "DNA Expression Vectors and Methods of Use";

(g) the continuation-in-part application assigned U.S. Serial No. 10/093,953, which was filed on March 8, 2002, and entitled "Compositions and Methods for Generating an Immune Response";

(h) the continuation-in-part application assigned U.S. Serial No. 10/336,566, which was filed on January 3, 2003, and entitled "Compositions and Methods for Generating an Immune Response";

(i) the application filed in accordance with the Patent Cooperation Treaty (PCT) on March 10, 2003, which was assigned application No. PCT/US03/07177 and entitled "Compositions and Methods for Generating an Immune Response";

(j) the provisional application assigned U.S. Serial No. 60/274,626, which is believed to have been filed on or around March 7, 2001, entitled "MVA Expressing Modified HIV Envelope, Gag and Pol Genes";

(k) the provisional application assigned U.S. Serial No. 60/274,434, which is believed to have been filed on or around March 8, 2001, entitled "MVA Expressing Modified HIV Envelope, Gag and Pol Genes";

(l) the application filed in accordance with the PCT on or around March 8, 2002, which was assigned application No. PCT/US02/06713 and which is assigned NIH docket number: E-115-2001/3 and entitled "MVA Expressing Modified HIV Envelope, Gag and Pol Genes"; and

any patents that issue from these applications in the United States or any foreign country, region, or territory;

any other earlier filed provisional or utility applications from which the patent applications designated in paragraphs (a)-(l), immediately above, claim the benefit of priority and any patent that issues therefrom (in the United States or any foreign country, region, or territory);

any later filed continuation or divisional applications that claim the benefit of priority of any of the applications designated in paragraphs (a)-(l) immediately above (whether designated as a "continuation" application, a "continued prosecution" application (CPA), a "request for continued examination" application (RCE), or any other term assigned by the patent offices of the this or a foreign country) and any patent that issues therefrom (in the United States or any foreign country, region, or territory);

any later filed continuation-in-part applications that claim the benefit of priority of any of the applications designated in paragraphs (a)-(l) immediately above and any patents that issue therefrom (in the United States or any foreign country, region, or territory);

and any application that is the subject of a reissue procedure (whether for purposes of broadening the claims or not) or a reexamination procedure and that claims the benefit of priority of one or more of the applications referenced above.

"Licensed Product" shall mean any product within the Field that is, or the manufacture, use, development, testing, export, offer for sale, or sale of which is, covered by any valid, unexpired claim of any of the Licensed Patents and/or that incorporates, embodies any of, is made using, or is derived from the Emory Technology.

"Licensed Technology" shall mean all proprietary formulations, designs, technical information, know how, trade secrets, knowledge, data, test results and other information, and all derivatives thereof that are not covered by a valid unexpired claim of a patent and that are actually known as of the date of this Agreement to the Emory inventors of the Licensed Patents and that are reasonably necessary or useful for the manufacture, use, development, testing, marketing, export, import, offer for sale, or sale of any Licensed Product.

"MVA Rights" shall mean any patent that may issue from or claim priority from US Application Serial No. 07/987,546, filed December 7, 1992, entitled "Recombinant Vaccinia Virus Containing a Chimeric Gene Having Foreign DNA Flanked by Vaccinia Regulatory DNA", if such patent issues in any jurisdiction of the world.

"Net Sales" shall mean the gross amount of cash or non-cash equivalents received as payment for Licensed Products less (a) any credits or allowances granted, (b) any discounts allowed, and (c) customs duties, and excises, sales, taxes, duties, or other taxes imposed upon or received with respect to such sales (excluding any income taxes).

"Patent Rights" shall have the meaning ascribed to it in the IIA.

"Patent Technology" shall mean the inventions and improvements that are the subject of the Licensed Patents.

"Prophylactic Licensed Product" shall mean a Licensed Product developed for prophylactic uses.

"Territory" shall mean any country or other readily identifiable political territory or subdivision thereof in the world.

"Therapeutic Licensed Product" shall mean a Licensed Product developed for therapeutic purposes.

Section 2. The License.

2.1 *Grant.* Subject to the payment of the royalties described herein and the fulfillment of the other terms and conditions of this Agreement, Emory hereby grants to GeoVax, and GeoVax hereby accepts, a worldwide, exclusive, non-transferable right and license under the Emory Technology Rights, including the right to sublicense any or all of such rights, to manufacture, use, develop, test, market, export, import, offer for sale, and sell Licensed Products within the Field; provided, however, that such license shall be subject to, and non-exclusive with respect to, any right(s) or license(s) that Emory is required by law or treaty to grant to the United

States or to a foreign Territory, any existing cooperative research and development agreements governing the use of any Emory Technology, and the agreements between Emory and the non-profit institutions specified on Exhibit A attached hereto.

2.2 *Restrictions; Limited Grant*. GeoVax shall not, and GeoVax shall ensure that its employees, independent contractors, and sublicensees do not, except upon Emory's prior written consent or as otherwise permitted by this Agreement: (a) use the Emory Technology for any purpose except for the purposes specifically permitted by this Agreement; (b) allow any person not a party to this Agreement (including any GeoVax parent, subsidiary, or affiliate) to access or use the Emory Technology; or (c) advertise, market, sell, or distribute the Emory Technology. The license granted in Section 2.1 hereof is granted solely to GeoVax and does not extend, by implication or otherwise, to any GeoVax parent, subsidiary, or affiliate.

2.3 *Sublicensing*. GeoVax shall not grant any sublicense under the license granted in Section 2.1 and 2.7 hereof unless pursuant to a written sublicense agreement with each sublicensee that is materially consistent with the rights and obligations granted to and assumed by GeoVax under this Agreement. Each such sublicense agreement shall contain (a) a provision substantially similar to Section 5.3 of this Agreement that grants to Emory the right to audit the sublicensee, and (b) a provision granting Emory the right to take legal action in the forum of Emory's choice against the sublicensee directly for any breach of the sublicense agreement. No sublicense agreement shall contain any provision that would cause it to extend beyond the term of this Agreement except to the extent that such sublicense arises from the license granted in Section 2.6 hereof. GeoVax shall give Emory prompt notification of the identity and address of each sublicensee to which it grants a sublicense and GeoVax shall in a timely manner provide Emory with exact copies of any sublicense granted.

2.4 *Reservation of Rights*. Emory hereby reserves, and (to the extent necessary) GeoVax hereby grants to Emory, a non-exclusive, fully paid, perpetual right and license to use the Emory Technology for research, educational, and non-commercial clinical service purposes. Pursuant to 37 Code of Federal Regulations Part 401, the Government of the United States of America (hereinafter referred to as the "Government") shall have the irrevocable, royalty-free, paid-up right to practice and have practiced the Licensed Patents throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory. All other rights relating to the Emory Technology not expressly granted hereunder are expressly reserved to Emory.

2.5 *Duration*. The license granted in Section 2.1 hereof shall expire and terminate on the earlier of the Expiration Date (as defined in Section 7.1 of this Agreement) or the Termination Date (as defined in Section 7.2 of this Agreement).

2.6 *Licensed Technology Surviving Expiration*. The license granted in Section 2.1 hereof with respect to only Licensed Technology shall continue past the Expiration Date such that GeoVax shall thereafter have a non-exclusive, royalty-free, fully paid perpetual right and license to use the Licensed Technology, including the right to sublicense any or all of such rights, to manufacture, use, develop, test, market, export, import, offer for sale, and sell Licensed Products; provided, however, that GeoVax shall have no such license in the event this Agreement is terminated prior to the Expiration Date.

2.7 *Grant of MVA Rights*. Subject to the payment of the royalties described herein and the fulfillment of the other terms and conditions of this License Agreement, Emory hereby grants to GeoVax, and GeoVax hereby accepts, a worldwide, non-exclusive, non-transferable right and license under the MVA Rights, including the right to sublicense any or all of such rights in conjunction with or related to the licensing and/or sublicensing of the Licensed Patents, to manufacture, use, develop, test, market, export, import, offer for sale, and sell Licensed Products within the Field.

Section 3. Marketing and Commercial Exploitation.

3.1 *Best Efforts*. GeoVax shall use its best commercially reasonable efforts to develop and introduce Licensed Products into the commercial market.

3.2 *Reports; Periodic Reviews*.

(a) GeoVax Obligations. GeoVax shall provide Emory with annual reports setting forth in reasonable detail GeoVax's efforts over the immediately prior calendar year to promote and market Licensed Products. Such reports shall be provided to Emory no later than the 60th day following the last day of the each calendar year within the term of this Agreement. The parties hereto shall, from time to time but in no event later than 60 days after the end of each calendar year, meet to review GeoVax's efforts and plans to develop and commercially exploit Licensed Products.

(b) Emory Obligations. Emory shall provide to GeoVax a written, enabling disclosure of any Improvements within 45 days of the creation of the Improvements, if possible, but no later than 45 days of the date Emory became aware of the Improvements and at least 45 days prior to the publication thereof. Emory shall provide GeoVax the opportunity to maintain and protect any of GeoVax's intellectual property rights in the Improvements.

3.3 *Abandonment*. Emory shall have the right to terminate the license granted to GeoVax hereunder as to a specific Licensed Patent within a Territory in the event that GeoVax: (a) abandons or suspends (in writing) its intention to exploit the Emory Technology in such Territory; (b) fails to maintain or prosecute any interests in the Licensed Patents over a continuous period of not less than 180 days except as the result of one of the events listed in Section 12.11; or (c) fails to take reasonable steps to promote and market any Licensed Products in that Territory after having received the applicable regulatory approvals except as the result of one of the events described in Section 12.11. Notwithstanding such right, Emory may not terminate a license to a particular Territory pursuant to subsection (b) or (c) of the immediately preceding sentence unless it has given GeoVax notice in writing of any

such failure and GeoVax has failed to remedy such failure for the 30 days immediately following the date of its receipt of such notice. A Licensed Product shall be considered abandoned or never commercialized by GeoVax if no application for regulatory approval for such Licensed Product is filed by the seventh anniversary date of this Agreement.

Section 4. Compensation.

4.1 *License Issuance Payment*. Upon the execution of this Agreement, GeoVax shall issue to Emory a number of shares of GeoVax common stock, .0001 par value, equal to 9% of the outstanding GeoVax common stock as determined immediately after such issuance. GeoVax shall ensure, and shall enter into any and all agreements requested by Emory for the purpose of ensuring, that such shares are not diluted at any time for any reason to less than 1% of the fully diluted outstanding equity of GeoVax until the occurrence of an initial public offering of the common stock of GeoVax.

4.2 *Running Royalties*. GeoVax shall pay to Emory no later than the 60th day following the last day of each calendar year within the term of this Agreement an annual royalty equal to the aggregate Net Sales of GeoVax during such calendar year times the appropriate percentage set forth on Exhibit B attached hereto. If, after seven years from the date of filing of the first Licensed Patent application in a Territory, a Licensed Patent is still pending and no patent has issued from a Licensed Patent application filed in such Territory, the relevant percentage of Net Sales used to determine the royalties accrued through the sale of Licensed Products in such Territory, as set forth on Exhibit B, shall be reduced by 50%; provided, however, that such percentage shall be increased to the original percentages set forth on Exhibit B in the event such patent is later issued in such Territory. In the event a Licensed Patent lapses or expires in a Territory or no Licensed Patent has been filed in a Territory, the percentage of Net Sales used to determine the royalties accrued through the sale of Licensed Products in such Territory (such royalties to constitute consideration solely for the Licensed Technology incorporated into the Licensed Products being sold in such Territory) shall be reduced to 50% of the appropriate percentage set forth on Exhibit B until such Licensed Patent is reinstated or filed in which event the royalty shall be paid on all Net Sales in such Territory.

4.3 *Milestone Payments*. Upon the first occurrence of each event specified on Exhibit C attached hereto, GeoVax shall, no later than 45 days after the occurrence of such an event, pay the appropriate dollar amount corresponding to such event as set forth on Exhibit C. In the event the first Licensed Product in either the Prophylactic Licensed Product or the Therapeutic Licensed Product categories is abandoned by GeoVax for any reason following the start of Phase II trials but prior to the Product Launch, and should one or more additional Licensed Products in such category proceed into clinical trials, GeoVax shall resume making payments to Emory pursuant to the payment schedule set forth on Exhibit C, beginning with the event subsequent to the event for which a Payment had been paid for the first Licensed Product.

4.4 *Minimum Royalties*. In the event that, following the first sale of a Licensed Product in the United States, the European Union, Australia, China (including Taiwan), or Japan, the aggregate royalties paid to Emory during any calendar year pursuant to Section 4.2 hereof do not equal or exceed the minimum royalty for such calendar year as set forth on Exhibit D, attached hereto, GeoVax shall pay to Emory no later than 60 days following the last day of such calendar year a dollar amount equal to the difference between such minimum royalty amount and the actual accrued and paid royalties.

4.5 *Maintenance Fees*. In the event no milestone payment has been paid during any calendar year during the term of this Agreement as to a Therapeutic Licensed Product or a Prophylactic Licensed Product, as the case may be, GeoVax shall pay to Emory on the last day of the appropriate calendar year set forth on Exhibit E, attached hereto, the amount set forth on Exhibit E opposite such year unless GeoVax gives written notice of termination of this Agreement prior to such due date. No maintenance fee pursuant to this Section 4.5 shall be payable by GeoVax in the event it has achieved at least one milestone and paid the corresponding milestone payment.

4.6 *Sublicensing Royalties*. In the event GeoVax sublicenses a Licensed Patent for therapeutic or prophylactic use prior to the enrollment of the first patient in the first Phase II trial of the first Therapeutic or Prophylactic Licensed Product, as the case may be, Emory shall receive 72.5% of all consideration received by GeoVax from the sublicensing of such Licensed Patent; provided, however, that Emory shall receive 27.5% of all consideration received by GeoVax during such time period from sublicensing such Licensed Patent in India. Following the enrollment of the first patient in the first Phase II trial for the first Therapeutic or Prophylactic Licensed Product and prior to the first sale of the first Therapeutic or Prophylactic Licensed Product, as the case may be, Emory shall receive 19% of all consideration received by GeoVax from the sublicensing of such Licensed Patent; and after the first sale of the first Therapeutic or Prophylactic Licensed Product, Emory shall receive 27.5% of all consideration received by GeoVax from the sublicensing of such Licensed Patent. For the purposes of this paragraph, "consideration" shall include all cash and non-cash payments made on account of the sublicense. Emory shall receive a pro rata share of any equity consideration or other non-cash property paid by a sublicensee as consideration for sublicenses of the Licensed Patents in accordance with the percentage of the sublicense royalties to which Emory is entitled hereunder. Said sublicense consideration shall not include consideration received by GeoVax for ongoing research and development funding. For the purpose of this paragraph, the phrase "research and development" shall mean any expenditures associated with GeoVax's commercialization of the Licensed Technology, including, but not limited to, laboratory and clinical testing, regulatory approvals, and production and sublicensing activities.

4.7 *Survival*. In the event that proceeds from the sale of Licensed Products or any sublicensing consideration is due and owing to GeoVax on the Termination Date or the Expiration Date, as the case may be, but have not yet been received by GeoVax upon such date, then GeoVax's obligation to pay royalties on such outstanding proceeds

and/or consideration shall survive the termination or expiration, as the case may be, of this Agreement and GeoVax shall, following such termination or expiration, pay to Emory within 30 days of GeoVax's receipt of any such outstanding proceeds or consideration an amount equal to the royalty that Emory would have been entitled to receive from GeoVax under this Agreement had such proceeds or consideration been received during the term of this Agreement. For the purpose of this Agreement, royalties shall be calculated as of the date of sale of the underlying Licensed Products or the date upon which sublicensing consideration is due, as the case may be, and not upon the date upon which GeoVax receives the funds from which the royalties are to be paid.

4.8 *Taxes*. GeoVax shall be responsible for all sales taxes, use taxes, and any other taxes imposed by any federal, state, or local governmental authority on the transactions contemplated by this Agreement, excluding U.S. income taxes. In the event Emory has a legal obligation to pay or collect any such taxes, the appropriate amount shall be invoiced to and paid by GeoVax unless GeoVax provides Emory with a valid tax exemption certificate authorized by the appropriate taxing authority.

4.9 *Duplicative Royalties*. No more than one earned royalty payment under Section 4.2 and 4.6 will be payable upon any single Licensed Product. Emory shall have no right to receive more than one royalty payment upon the sale of a single Licensed Product in the event that such licensed product or its manufacture, sale, or use is covered by more than one valid claim.

4.10 *Currency*. All fees quoted and payments made hereunder shall be made in U.S. Dollars.

Section 5. Records and Inspection.

5.1 *Research Records*. GeoVax shall keep witnessed written records of all research and shall submit to Emory, upon Emory's request, copies of any such records that are necessary in order for Emory to complete the patent prosecution activities described in Section 6.4 hereof or that relate to or embody the intellectual property licensed to Emory pursuant to Section 6.2 hereof.

5.2 *Periodic Reports*. GeoVax shall deliver to Emory no later than 60 days following the end of each calendar quarter a written report showing the computation of Net Sales and all royalties, maintenance fees, and sublicense fees due under this Agreement for the immediately preceding calendar quarter; provided, however, that the report for the last quarter of any calendar year shall show the computation of Net Sales and all royalties, maintenance fees, and sublicense fees due for the last quarter of such year and for such calendar year in its entirety.

5.3 *Audit Rights*. During the term of this Agreement and for a period of 180 days thereafter, Emory and an independent certified accountant selected by Emory shall have the right from time to time to inspect, during normal business hours and upon reasonable advance notice, all books, records, and supporting data necessary to verify GeoVax's computation of royalties, maintenance fees, and sublicense fees or to verify the invention or conception of any intellectual property. In the event Emory finds that GeoVax's payment of royalties to Emory in such statement is less than 95% of the amount actually owed, GeoVax shall pay Emory, within 10 days of such determination, the amount of such royalty remaining due and owing plus interest at the rate of 18% per annum (or the highest permissible rate allowed by law) on such amount and any and all expenses incurred by Emory associated in conducting the audit.

Section 6. Intellectual Property.

6.1 *Ownership*. Except for the licenses granted hereby and any applicable rights of PHS, (a) Emory shall be the sole and exclusive owner of all right, title, and interest in and to the Emory Technology and all improvements thereon or derivatives thereof, made, conceived, or developed by Emory, and all knowledge, writings, techniques, processes, know how, trade secrets, improvements, and inventions made, conceived, or developed by Emory and/or used by Emory in developing, improving, modifying, or enhancing the Emory Technology (collectively but excluding the Emory Technology, the "Emory Developed Technology"), and (b) GeoVax shall be the sole and exclusive owner of all right, title, and interest in and to all improvements on or derivatives of the Emory Technology that are developed by GeoVax pursuant to this Agreement, and all knowledge, writings, techniques, processes, know how, trade secrets, improvements, and inventions made, conceived, or developed by GeoVax hereunder and/or used by GeoVax in developing, improving, modifying, or enhancing the Emory Technology or in developing, improving, modifying, enhancing, marketing, or manufacturing the Licensed Products (collectively, the "GeoVax Developed Technology").

6.2 *Research License*. GeoVax hereby grants to Emory, and Emory hereby accepts, a nonexclusive, nonsublicensable , non-assignable, royalty-free, fully paid, perpetual right and license to use any or all patented or patent pending technology that is GeoVax Developed Technology for research purposes, which license shall include the right to include such patented or patent pending technology owned by GeoVax (including any findings or information relating to or embodying such technology) in any Emory or faculty publications. Emory shall provide GeoVax with a copy of any proposed publication or presentation containing GeoVax Developed Technology at least thirty (30) days in advance of submission of such proposed publication or presentation to a journal, editor, or other third party. GeoVax shall have 30 days, after receipt of said copy, to object to such proposed presentation or proposed publication because it discloses confidential information of GeoVax or patentable subject matter that GeoVax wants to protect. If GeoVax makes an objection, the parties shall negotiate an acceptable version, and Emory shall refrain from making such publication or presentation for a maximum of 30 days from the date of receipt of such objection.

6.3 *Proprietary Protection*. Emory shall have the right, as to any Emory Developed Technology and any Licensed Technology, and GeoVax shall have the right, as to any GeoVax Developed Technology, to (a) secure its title therein, (b) enforce its rights therein, and (c) file and obtain

intellectual property registrations and other suitable forms of protection to the extent that such proprietary protection is appropriate; provided, however, that this Section 6.3 shall be subject to the patent prosecution provisions set forth in Section 6.4. Each party hereto, in the event that the other party hereto desires to secure and/or protect its rights in any intellectual property pursuant to this Section 6.3, shall, at its own expense, cooperate with such other party in its efforts to secure or protect its rights in such intellectual property to the extent that such cooperation is reasonably requested.

6.4 *Patent Prosecution.*

(a) Prosecution. During the term of this Agreement, Emory shall have the right to prosecute (1) any Licensed Patent for which it is an assignee or for which it has obtained the right to control patent prosecution, (2) any claims of U.S. or foreign patent applications, provisionals, continuations, continuations-in-part, reexaminations, reissues, or extensions that cover, in whole or in part, Improvements or Emory Developed Technology; provided however, that Emory shall provide GeoVax with a reasonable opportunity to review and provide Emory with comments upon any substantive proposed official filings that affect the Licensed Patents or the patent filings described in subsection (2). If Emory decides, as to any Territory, (i) to abandon, discontinue, or allow to lapse any patent application, patent, or any patent prosecution activities relating to any Licensed Patent within the Field, or (ii) not to pursue patent protection as to any Improvements or Emory Developed Technology, Emory shall promptly inform GeoVax and GeoVax shall be given the opportunity to assume or begin patent prosecution activities in respect thereof in such Territory. In the event that Emory and GeoVax disagree on any issue relating to the prosecution of the Licensed Patents, GeoVax shall, upon 60 days prior written notice to Emory, have the right to prosecute such disputed issue independent of Emory's prosecution of such issue.

(b) Prior Prosecution Expenses. GeoVax shall repay Emory for the out-of-pocket expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patents actually incurred by Emory prior to the Execution Date and for Expenses incurred by PHS prior to the execution date of the IIA, including expenses associated with all National Phase equivalents of PCT/US02/06713. Prior to the execution of this amended and restated Agreement, Emory shall submit to GeoVax a statement of the Expenses incurred by PHS prior to the execution date of the IIA. GeoVax shall repay such expenses, including the Expenses incurred by PHS, to Emory as follows: half the amount due Emory shall be paid no later than 60 days after GeoVax's receipt of its first $5 million dollars of third party financing, and the remaining amount owed shall be paid no later than 60 days after GeoVax's receipt of its next $7.5 million dollars of third party financing; provided, however, that if GeoVax raises $12.5 million in a single financing, it shall repay all such expenses within 60 days of the closing of such financing. If GeoVax has not received the first $5 million dollars of third party financing and/or the next $7.5 million dollars of third party financing by the fifth anniversary of the Execution Date (August 23, 2007), GeoVax shall pay all such expenses that have not previously been repaid to Emory within 60 days of August 23, 2007.

(c) Current and Future Prosecution Expenses. GeoVax shall reimburse Emory for all (1) out-of-pocket costs, fees and expenses actually incurred by Emory in connection with the filing, prosecution and maintenance, including the procurement of any freedom of use or other such opinions (provided that GeoVax requests such opinions and may rely on them), of all patent applications, trademarks registrations, or copyright registrations on the Licensed Patents, and the maintenance of any patent issued thereon, that are incurred or accrue on or following the Execution Date and (2) all Expenses incurred by PHS (if any) following the execution date of the IIA. GeoVax will reimburse Emory for such current prosecution expenses within sixty (60) days of receipt by GeoVax of an invoice from Emory. GeoVax shall reimburse all patent prosecution expenses incurred by Emory as a result of any assistance provided to GeoVax in its efforts to obtain the rights of the NIH or the CDC in the Licensed Patents or any other technology upon the later of 90 days from the date that GeoVax first receives such rights or GeoVax's receipt of its first $3 million dollars of third party financing. In the event GeoVax fails to reimburse Emory as outlined above for the costs associated with patent prosecution or maintenance of patent protection in any Territory within 10 days after the receipt by GeoVax of notice of failure to reimburse from Emory ("Notice Date"), GeoVax's license in such Territory shall permanently terminate and expire in such Territory, unless GeoVax reimburses Emory within seventy (70) days of such Notice Date for the full amount of costs due pursuant to the notice plus a penalty for noncompliance of 0.3333% of the amount due per day for the amount due that remains unpaid.

6.5 *Disclosure of Information.* GeoVax and Emory shall each promptly disclose to the other party (a) any and all substantive communications to or from patent offices regarding applications or patents relating to the Licensed Patents or any applications or patents covering Improvements or Emory Developed Technology, (b) any known infringement or suspected infringement upon any Emory Technology or Emory Developed Technology, (c) any claim by any third party alleging infringement of such third party's patent rights or copyrights, or an authorized use or misappropriation of technology; and (d) the conception of any and all potential or actual inventions, derivatives, or improvements that contain or embody the Emory Technology.

6.6 *Infringement Indemnification.* GeoVax shall defend Emory at GeoVax's cost and expense, and shall indemnify and hold Emory harmless, from and against any and all claims, losses, costs, damages, fees, and expenses arising out of or in connection with the infringement or alleged infringement by a Licensed Product of any United States or foreign patent, copyright, trade secret, or other intellectual property right of any third party and any settlement relating thereto that results from GeoVax's (a) use or sale of the Licensed Product in combination with some other product or pharmaceutical formulation not supplied by Emory, or (b) modifications of the Licensed Product where the Licensed Product would not otherwise be infringing.

6.7 Litigation. GeoVax hereby acknowledges there may be a risk that a third party will infringe upon the Licensed Patents. GeoVax further acknowledges that its decision to enter into this Agreement is based solely on its own due diligence. Emory and GeoVax shall cooperate in protecting Emory's patent rights and GeoVax's commercial interest in the Licensed Patents. With respect to Emory's rights in the Licensed Patents and within the Field, GeoVax shall have the first option to litigate issues of infringement and defend said claims at its own expense, except to the extent that Emory is prohibited from granting GeoVax such first option due to any NIH or CDC restrictions. If GeoVax declines to take such action, Emory shall have the option to litigate issues of infringement and defend the Licensed Patents' validity at its own expense. In either case, the party not initiating such litigation has the right to contribute up to 50% of the litigation expenses and to receive a proportional share of any recovery therefrom.

6.8 Notice of PHS Research Licenses. Under Section 3.5 of the IIA PHS reserves the right to grant nonexclusive licenses to academic and commercial entities for limited research purposes outlined in that Section 3.5 ("Section 3.5 Licenses"). Section 3.5 requires PHS to consult with Emory before granting a Section 3.5 License to a commercial entity or providing research samples of materials related thereto, and to not unreasonably deny Emory's request to terminate such research license in the event that Emory provides convincing written evidence to PHS that such commercial entity is developing the inventions for commercial manufacture or obtained the research license in lieu of purchase if the inventions are available as commercial products. In order to support GeoVax' development of Licensed Products without unauthorized competitive activities of commercial entities holding or attempting to hold a Section 3.5 License, Emory shall: (a) immediately notify GeoVax upon learning that PHS proposes to consult with Emory concerning the granting of a Section 3.5 License or providing related research samples to a commercial entity; (b) afford GeoVax the opportunity to advise Emory regarding the grant by PHS of a Section 3.5 License prior to Emory's consultation with PHS; (c) immediately request that PHS terminate a Section 3.5 License with a commercial entity if GeoVax provides reasonable written evidence to Emory that a commercial entity that has been granted a Section 3.5 License is developing the inventions covered thereby for commercial manufacture or has obtained the Section 3.5 License in lieu of purchase if the inventions are available as commercial products; and (d) subsequent to a request pursuant to (c) above, use its best efforts to cause PHS to terminate such Section 3.5 License. Emory shall also notify GeoVax promptly upon learning that PHS proposes to grant a Section 3.5 License to a non-profit entity, and shall permit GeoVax the opportunity to review such proposal and provide written comments thereon, which comments Emory will convey to PHS.

Section 7. Expiration; Termination.

7.1 Expiration. The term of this Agreement shall begin on the Execution Date and shall end upon the expiration date of the last to expire of the Licensed Patents unless earlier terminated pursuant to Section 7.2 hereof. The last such expiration date shall be referred to herein as the "Expiration Date."

7.2 Termination. This Agreement may be terminated prior to the Expiration Date (a) by Emory upon GeoVax's failure to timely pay any amount due hereunder within 10 days of GeoVax's receipt of written notice of such failure from Emory; (b) by either party to this Agreement upon a material breach of any term or provision hereunder, other than a breach as set forth in Section 7.2(a), above, that is not cured within 30 days of receipt of written notice provided by the non-breaching party to the breaching party that sets forth a description of such material breach; (c) by Emory at any time in the event (i) all or a substantial portion of GeoVax's assets have been transferred or are subject to transfer for the benefit of creditors; (ii) a proceeding has been commenced by or against GeoVax for relief under federal or state bankruptcy, insolvency, or similar laws; (iii) any court of competent jurisdiction adjudicates or otherwise determines that GeoVax is insolvent or bankrupt; or (d) by GeoVax, upon 90 days prior written notice to Emory. The date upon which any such termination becomes effective shall be appropriately set forth in any notice required hereunder and shall be referred to for the purposes of this Agreement as the "Termination Date."

7.3 Effect of Termination or Expiration. Upon the earlier of the Termination Date or the Expiration Date, all rights and obligations of the parties hereto under this Agreement shall cease and expire; provided, however, that the rights and obligations of the parties hereto set forth in Sections 2.6, 3.2, 4, 5, 6, this 7.3, 7.4, 9, 11 and 12 of this Agreement, and any right to payment accrued pursuant to the terms of this Agreement, shall survive the termination of this Agreement indefinitely, subject to any time limit otherwise specified in any such Section or any statute of limitation specifically applying to such right or obligation, as the case may be.

7.4 No Refund. In the event this Agreement is terminated, Emory shall have no obligation to refund to GeoVax any amounts paid to Emory under this Agreement, unless such payment was made in error as determined by an independent certified public accountant.

Section 8. Right of First Offer. In the event Emory desires to license the Emory Technology Rights outside of the Field, Emory shall first negotiate in good faith with GeoVax for an agreement allowing GeoVax to use the Emory Technology Rights for such use. If Emory and GeoVax do not enter into such an agreement in writing within the 45 days immediately following the commencement of such negotiations, Emory shall have the unrestricted right to license the Emory Technology Rights to any third party for such use. GeoVax shall have the right to review any subsequent license agreements entered into with third parties, subject to any confidentiality restrictions in such license agreements.

Section 9. Warranties; Limitation of Liability; Injunction.

9.1 *Disclaimers.* EMORY LICENSES THE EMORY TECHNOLOGY AND THE MVA RIGHTS HEREBY TO GEOVAX "AS-IS" AND MAKES NO OTHER WARRANTY OF ANY KIND, EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION 9.1, WHETHER EXPRESSED, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OR CONDITIONS OF SATISFACTORY

QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT. Neither Emory nor any of its trustees, officers, researchers, employees, or agents assumes any responsibility for the product specifications, manufacture, sale or end-use of any Licensed Product manufactured by, or for, or sold, or otherwise distributed by GeoVax or its sublicensees.

9.2 *Indemnification*. GeoVax shall protect, defend, indemnify and hold Emory, its employees, officers, trustees, and agents, and each of them (the "Indemnified Parties") harmless from and against all liability, claims, actions, litigation, judgments, penalties (including, but not limited to, penalties imposed by any governmental agency or tax authority), suits, costs (including, but not limited to, administrative costs), and/or expenses (including, but not limited to, reasonable attorneys' fees and costs and expenses of defense), incurred by the Indemnified Parties arising out of, resulting from, or in any way connected with, GeoVax's breach or non-performance of any of the terms of this Agreement, the design, manufacture, and sale of Licensed Products, any breach or alleged breach of a warranty relating thereto, the use of biological materials in connection with the development or sale of Licensed Products, or any negligence or willful misconduct by GeoVax that occurs during its performance of its obligations hereunder, provided that an Indemnified Party provides GeoVax (i) prompt written notice of the claim; (ii) the authority to control the defense of such claim; and (iii) reasonable assistance in defense of such claim (at the expense of GeoVax). The failure to deliver written notice to GeoVax within a reasonable time of any such claim, if materially prejudicial to its ability to defend such action, shall relieve GeoVax of any liability to the Indemnified Party under this Section 9.2, but such failure will not relieve it of any liability that it may have to the Indemnified Party otherwise than under this Section 9.2. The provisions of this Section shall survive the Expiration Date or Termination Date of this Agreement.

9.3 *Limitation of Liability*. In no event shall Emory be liable to GeoVax for any damages arising out of this Agreement or arising out of GeoVax's manufacture, use, development, testing, marketing, export, import, offer for sale, or sale of the Emory Technology that exceed, in the aggregate, the sum of the royalties actually paid by GeoVax hereunder during the calendar year in which the facts that creating such liability arise. Emory shall not be liable to GeoVax for any lost profits or costs of procurement of substitute goods or services, or for any indirect, special, or consequential damages, however caused, under any theory of liability and whether or not GeoVax or any third party has been advised of the possibility of such damages. The parties hereby agree that this Section 9.3 represents a reasonable allocation of risk.

9.4 *Remedies*. GeoVax and Emory each acknowledge that a breach of any of the covenants or restrictions of this Agreement would cause irreparable harm to them, the extent of which would be difficult to ascertain. Accordingly, the parties agree that, in addition to any other remedies to which the other may be legally entitled under this Agreement or otherwise, Emory and GeoVax shall each have the right to obtain immediate injunctive relief in the event of a breach of this Agreement by the other party, or any of its officers, employees, consultants, or agents.

9.5 *Insurance*. GeoVax agrees that it and each of its sublicensees, excepting governmental entities or self-insured entities with unencumbered assets pledged to Emory that exceed the insurance limits below, shall, throughout the term of this License Agreement and for so long thereafter as GeoVax and its sublicensees manufacture, use, sell, or offer to sell Licensed Products, maintain in full force and effect policies of (a) comprehensive general liability insurance with limits of at least $1.0 million per occurrence and $2.0 million annual aggregate, (b) products liability insurance with limits of at least $1.0 million per occurrence and $3.0 million annual aggregate until the completion of Phase II trials, and limits of at least $1.0 million per occurrence with $5.0 million annual aggregate thereafter. All such policies of insurance shall (i) be issued by insurance companies acceptable to Emory, (ii) name Emory as an additional insured, (iii) be issued by insurance companies authorized to underwrite insurance in the states or Territories in which GeoVax and its sublicensees conduct business or sell Licensed Products, (iv) contain waivers of subrogation pursuant to which the insurer waives all express and implied rights of subrogation against Emory, its directors, officers, employees, and agents, and (v) be evidenced by certificates of insurance issued by the underwriters thereof which contain an express undertaking that such coverages will not be modified or canceled without the underwriter's giving Emory at least 60 days prior written notice, a copy of which shall be provided to Emory.

9.6 *Emory Warranty*. Emory warrants to GeoVax that it is aware of no existing rights that it has granted, except to the extent that Dr. Harriet Robinson has granted such rights, to any third party that would limit the grant of the license in Section 2.1 hereof.

Section 10. Research and Consulting.

10.1 *Government Funding*. Emory shall have the right to seek from the Federal government or other sponsors of research additional funding that may relate to or be directed toward the Emory Technology. To the extent that any such funded research constitutes Emory Technology that must be licensed pursuant to this Agreement, such technology shall be subject to any rights retained by such government sponsors.

10.2 *Faculty Consulting*. GeoVax shall have the right to enter into consulting agreements relating to the subject matter hereof with Emory faculty members upon the prior written approval of such faculty member and the Emory School of Medicine's Conflicts of Interest Committee.

10.3 *Sponsored Research*. GeoVax shall have the right to enter into a sponsored research agreement with Emory whereby GeoVax will be allowed to sponsor research to be conducted in an Emory research laboratory, such right to be subject to the prior written approval of the Emory School of Medicine's Conflict of Interest Committee. Emory and GeoVax shall negotiate the terms of such agreement, and such agreement shall provide GeoVax with an exclusive option to license new intellectual property under terms similar to the terms of this Agreement. Such agreement shall be executed

solely upon the identification of the intellectual property to be developed pursuant thereto.

Section 11. Confidentiality. Each party hereto shall maintain the Confidential Information of the other party in confidence, and shall not disclose, divulge, or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement. Each party hereto shall use its best efforts to prevent the unauthorized disclosure (except to the extent such disclosure is required for the use or distribution of Licensed Products) of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees, or agents.

Section 12. Miscellaneous.

12.1 *Laws and Regulations*. Without affecting the scope of the licenses granted herein, in the event GeoVax is permitted to transfer the Emory Technology to or use the Emory Technology in any location outside the United States under this Agreement, GeoVax shall comply with all applicable United States import and export laws and regulations and any other laws that may control or affect the manufacture, use, sale, marketing, distribution, or commercial exploitation of Licensed Products or any other activity undertaken pursuant to this Agreement. To the extent that the inventions licensed hereby constitute "subject inventions" as such term is defined in 35 U.S.C. 201(e), GeoVax hereby agrees that all Licensed Products embodying such subject invention, or produced through the use of the subject invention for use or sale in the United States, will be manufactured substantially in the United States.

12.2 *Independent Contractors*. The parties hereto are independent contractors. Neither party shall be deemed an employee, agent, partner, or legal representative of the other for any purpose, and neither party shall have the right, power, or authority to create any obligation or responsibility on behalf of the other.

12.3 *Severability*. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted to best accomplish the objectives of the original provision to the fullest extent allowed by law, and the remaining provisions of this Agreement shall remain in full force and effect.

12.4 *Headings*. The headings in this Agreement are for reference only and shall not be construed to limit or otherwise affect the meaning of any of the provisions of this Agreement.

12.5 *Multiple Counterparts*. This Agreement may be executed in counterparts that together shall constitute one and the same instrument, and each party agrees that a copy of a counterpart executed by it and sent to the other by any method shall constitute acceptance of this Agreement.

12.6 *Governing Law; Dispute Resolution*. This Agreement shall be governed by the laws of the State of Georgia, excluding choice of law provisions and excluding the 1980 United Nations Convention on Contracts for the International Sale of Goods and is expressly acknowledged to be subject to all federal laws, including, without limitation, the Export Administration Act of the United States of America. If a dispute arises out of or relates to this Agreement or the breach, termination, or validity thereof, the parties hereto shall submit the dispute to a sole arbitrator, knowledgeable in the law and technology of the Agreement, selected by the parties no later than 30 days following the date upon which such dispute arises. Such arbitrator shall be certified in accordance with and shall resolve the dispute through final and binding arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce or the Rules of the American Arbitration Association (as determined by the parties hereto to be appropriate) in effect on the date of this Agreement; provided, however, that in the event of any conflict with such rules, this Section 12.6 shall govern. The arbitration shall be conducted at a location determined by the respondent. Any award made pursuant to such arbitration (a) shall be a bare award limited to a holding for or against a party and affording such remedy as is deemed equitable, just, and within the scope of this Agreement, (b) shall be without findings as to issues (including, without limitation, any finding of patent validity and/or infringement) or a statement of the reasoning on which the award rests, (c) may, in appropriate circumstances, include injunctive relief, (d) shall be completed no later than 4 months following the date of appointment of the arbitrator, and (e) may be entered in any court of competent jurisdiction. This Section 12.6 shall not waive any right of termination hereunder, and the arbitrator is not empowered to act or to make any award other than an award based solely upon the rights and obligations of the parties prior to any such termination or to expand or modify the terms of this Agreement. The arbitrator shall not have authority to award punitive damages or other damages in excess of compensatory damages. Each party to the arbitration shall bear its own expenses, and the parties hereto shall share equally in all expenses related to the compensation and expenses of the arbitrator. The parties hereto shall hold the existence, content, and result of the arbitration in strict confidence.

12.7 *Court Costs; Attorneys' Fees*. If any action at law or in equity, including any action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover court costs and attorneys' fees from the losing party suing to enforce or interpret the provisions of this Agreement in addition to any other relief that may be awarded.

12.8 *Assignment*. GeoVax shall not assign any of its rights or delegate any of its obligations under this Agreement, whether by operation of law or otherwise, without the prior express written consent of Emory; provided, however, that GeoVax shall be entitled to assign and delegate all of its rights and obligations under this Agreement in any merger, combination, or sale of all or substantially all of its assets where the shareholders of GeoVax hold no less than a majority of the fully diluted outstanding equity of the successor entity immediately following the transaction. Any such assignment or delegation in violation of this Section 12.8 shall be void *ab initio*. Emory shall be entitled to assign its rights and delegate its responsibilities hereunder to any person or entity, at any time, and for any purpose. Subject to the foregoing, this

Agreement will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.9 *Waiver and Amendment*. No modification, amendment, or waiver of any provision of this Agreement, including any modification, amendment, or waiver of any part of the Exhibits attached hereto and expressly incorporated herein pursuant to Section 12.12 hereof, shall be effective unless in writing and signed by both parties hereto. No failure or delay by either party in exercising any right, power, or remedy under this Agreement, except as specifically provided herein, shall operate as a waiver of any such right, power, or remedy.

12.10 *Integration*. Except as otherwise expressed herein, this Agreement, including all Exhibits attached hereto and incorporated herein, constitutes the final, complete, and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous written or oral agreement.

12.11 *Force Majeure*. Neither party will be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, or act of terrorism, or an act that is beyond the reasonable control of either party, provided that such party gives the other party written notice thereof promptly and, in any event, within 15 days of discovery thereof and uses its best efforts to continue to so perform or cure; provided, however, that the terms of this Section 12.11 shall not apply in the event of a breach of any of GeoVax's obligations to pay Emory hereunder unless GeoVax is first able to demonstrate that payment cannot be timely made by electronic or wire transfer, overnight carrier, U.S. mail, hand delivery, or any other commonly accepted means of delivering funds. In the event of such an event or occurrence, the time for performance or cure will be extended for a period equal to the duration of the event or occurrence, but in no event more than 60 days.

12.12 *Exhibits*. All Exhibits, as amended and attached hereto, are expressly incorporated by reference into, and are a part of, this Agreement.

12.13 *Representations and Warranties*. Each party hereto represents and warrants to the other party hereto (a) that the appropriate person, persons, or entity has authorized and/or approved on such party's behalf such party's execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; (b) that no further act on the part of any person or entity is necessary to fully approve and authorize such party's execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; (c) that this Agreement evidences the valid and binding obligation of such party, enforceable in accordance with its terms, (d) that such party has had full opportunity to review this Agreement with an attorney of its own choosing; and (e) that such party has relied upon its own judgment in entering into this Agreement and the obligations contemplated hereby.

12.14 *Notices*. All notices, consents, waivers, demands, payments, and other communications provided for under this Agreement shall be sent by overnight courier or registered or certified first class mail. If any communication is sent by overnight courier or registered or certified first class mail, such communication shall be deemed received on the earlier of (a) actual receipt, (b) one business day after shipping if sent by nationally-recognized private overnight courier, or (c) three business days after posting if sent by or registered or certified mail, return receipt requested. Such notices, consents, waivers, demands, payments, and other communications shall be sent to the following addresses/numbers or at such other addresses specified in writing by any party hereto:

If to Emory:

Emory University
2009 Ridgewood Drive
Atlanta, Georgia 30322
Attn: Director, Office of Technology Transfer

With a copy to:

Fish & Richardson P.C.
1717 Main Street, Suite 5000
Dallas, Texas 75201
Attn: Steven R. Block

If to GeoVax:

GeoVax, Inc.
1256 Briarcliff Road
Atlanta, Georgia 30306
Attn: Don Hildebrand

With a copy to:

Sutherland, Asbill & Brennan
999 Peachtree Street, N.E.
Atlanta, GA 30309-3996
Attn: Phil Moïse and William Warren

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

"Emory"

EMORY UNIVERSITY

By: ______________________ MCS

Its: ______________________

"GeoVax"

GEOVAX, INC.

By: ______________________

Its: President

Exhibit A

NONPROFIT INSTITUTIONS

1. WHO-UNAIDS (World Health Organization, United Nations Program on HIV/AIDS)
2. The Centers for Disease Control
3. Washington University

Exhibit B

RUNNING ROYALTY PERCENTAGES

Percentage of Net Selling Price	Cumulative World-Wide Net Sales
5.0%	<$100 million
6.0%	$100-300 million
6.5%	>$300-500 million
7.5%	>$500 million

Exhibit C

MILESTONE PAYMENTS

Milestone Payments-Payable within 30 Days of Event

Prophylactic Licensed Products:	
Start of Phase II Trials of first prophylactic Licensed Product	$1.00
Start of Phase III Trials of first prophylactic Licensed Product	$30,000
NDA Filed for first prophylactic Licensed Product	$500,000
NDA Approval for first prophylactic Licensed Product	$700,000
Product Launch of first prophylactic Licensed Product	$1,070,000
Therapeutic Licensed Products:	
Start of Phase II Trials of first therapeutic Licensed Product	$ 75,000
Start of Phase III Trials of first therapeutic Licensed Product	$150,000
NDA Filed for first therapeutic Licensed Product	$200,000
NDA Approval for first therapeutic Licensed Product	$300,000
Product Launch of first therapeutic Licensed Product	$425,000

Exhibit D

MINIMUM ROYALTIES

Calendar Year after first Product Launch in US, EU, Australia, China (including Taiwan), or Japan	Annual Minimum
Third	$3 million
Fourth	$6 million
Fifth	$9 million
Sixth	$12 million

Exhibit E

MAINTENANCE FEES

Anniversary of Execution Date	Therapeutic License Maintenance Fee	Prophylactic License Maintenance Fee
Fourth Anniversary	$50,000	$50,000
Fifth Anniversary	$100,000	$100,000
Sixth Anniversary	$500,000	$500,000
Each Subsequent Anniversary	$750,000	$750,000

L-030-2004/0

PUBLIC HEALTH SERVICE

PHS INTERINSTITUTIONAL AGREEMENT - WITH EMORY UNIVERSITY

This **Agreement** is entered into this 14th day of June, 2004 (the " **Effective Date**") by and between Emory University ("the **Institution**"), having an address at 1784 North Decatur Road, Suite 130, Atlanta, GA 30322 and the United States Public Health Service (hereinafter referred to as "**PHS**"), as represented by the Office of Technology Transfer, National Institutes of Health (" **NIH**"), having an address at 6011 Executive Boulevard, Suite 325, Rockville, Maryland 20852-3804, U.S.A. and by the Technology Transfer Office, the Centers for Disease Control and Prevention (" **CDC**"), having an address at 4770 Buford Highway, Mail Stop K-79, Atlanta, Georgia 30341.

1. BACKGROUND

1.1 Researchers at the **Institution** and **PHS** (**NIH** and **CDC**) have successfully collaborated to produce DNA/MVA prime-boost vaccines that show promise for an AIDS vaccine. The "matched" multi -protein expressing DNA and MVA components of these vaccines can be combined to produce either single-clade or multi-clade vaccines, such as clade B, clade AG and/or clade C vaccines. When used in a prime-boost immunization protocol, with the DNA vaccines as the prime and the MVA vaccines as the boost, the immunization successfully controlled a highly virulent mucosal SHIV virus challenge in a SHIV/macaque model (Science, 292:69; 2001, entitled, "Control of a Mucosal Challenge and Prevention of AIDS by a Multiprotein DNA/MVA Vaccine"). This jointly developed technology has been widely recognized as a promising candidate for an AIDS vaccine and a Phase I clinical trial of the clade B DNA component is underway as of the **Effective Date** (sponsored through the HIV Vaccine Trials Network by the **NIH** and GeoVax, Inc, **Institution's** licensee) with similar studies planned to start subsequent to the **Effective Date** for the MVA component.

Thus, in the course of fundamental research programs at **PHS** and by the **Institution**, and under Department of Health and Human Services ("**DHHS**") funding agreements (Grant/Contract Nos. P01 AI 43045 and P01 AI 49364), and other agreements including the June 8, 2000 letter of collaboration between Drs. Robinson and Moss, the June 3, 2002 letter of collaboration between Drs. Robinson and Moss, and the Intellectual Property Agreement dated June 9, 2000 between Emory University, the **CDC** and the National Institute of Allergy and Infectious Diseases (collectively the " **Funding and Research Agreements**"), Drs. Harriet Robinson, Bernard Moss and Sal Butera and other researchers at the **Institution** and **PHS** conceived or reduced to practice certain inventions which are included within the **Patent Rights**, as defined in Paragraph 2.1 below.

1.2 It is the mutual desire of the **Institution** and **PHS** that their respective undivided interests in the **Patent Rights** be administered in a manner to ensure the rapid commercialization of the **Patent Rights** and to make their benefits widely available to the public. Therefore, in accordance with 35 U.S.C. 202(e) and 37 CFR 401.10, **PHS** is granting an exclusive license to **PHS**'s rights in the **Patent Rights** to the **Institution** under the conditions set forth herein.

2. DEFINITIONS

2.1 "**Patent Rights**" means:

a) Patent applications (including provisional patent applications and PCT patent applications) and/or patents, the inventions covered thereby and know-how directly related to such patent applications and/or patents, as follows:

i. U.S. Provisional Patent Application Serial Nos. 60/274,626 and 60/274,434, filed March 7, 2001 and March 8, 2001, respectively, entitled "MVA Expressing Modified HIV Envelope, Gag and Pol Genes"
ii. U.S. Provisional Patent Application Serial No. 60/186,364, filed March 2, 2000, entitled "DNA Expressions Vectors and Methods of Use";
iii. U.S. Provisional Patent Application Serial No. 60/251,083, filed December 1, 2000, entitled "DNA Vaccine that Elicits Protection Against a Highly Pathogenic Immunodeficiency Virus";
iv. U.S. Provisional Patent Application Serial No. 60/324,845, filed September 25, 2000, entitled "DNA Expression Vectors and Methods of Use";
v. U.S. Provisional Patent Application Serial No. 60/325,004, filed September 26, 2000, entitled "DNA Expression Vectors and Methods of Use"; and
vi. any patent applications that may be filed by **PHS** or **Institution** that disclose any invention conceived or reduced to practice in the course of work conducted under the **Funding and Research Agreements** and the inventions so conceived or reduced to practice jointly. For avoidance of doubt, it is expected that any such applications will include DNA vectors or MVA vectors encoding modified HIV genes, wherein the modified HIV genes include sequences derived from one or more clades such as clade B, clade AG and clade C and wherein the modified HIV genes are derived from sequences sent to **PHS** from **Institution** or are generated by **Institution** and/or **PHS** pursuant to the **Funding and Research Agreements**;

SMF 7/9/04
AWS 7/14/04
TS 7-14-04

and any U.S. and foreign counterpart patent application(s) claiming the benefit of priority thereof including all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents, including but not limited to International Patent Applications PCT/US02/06713, PCT/US01/06795 and PCT/US03/07177 and their respective National Phase applications and U.S. Patent Application Serial Nos. 09/798,675, 10/093,953 and 10/336,566;

b) to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above and to the extent that at least one **Inventor** from the **Institution** and/or one **Inventor** from **PHS** is an **Inventor**: i) continuations-in-part of a) above; ii) all divisions and continuations of these continuations-in-part; iii) all patents issuing from such continuations-in-part, divisions, and continuations; iv) priority patent application(s) of a) above; and v) any reissues, reexaminations, and extensions of all such patents;

c) to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above and to the extent that at least one **Inventor** from the **Institution** and/or one **Inventor** from

PHS is an **Inventor**: all counterpart foreign and U.S. patent applications and patents to a) and b) above.

Patent Rights shall *not* include b) or c) above to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in a) above.

2.2 " **Inventor(s)**" means any of the inventors from **PHS** or **Institution** specified on the patents and/or patent applications listed in Paragraph 2.1a) above..

2.3 "**Net Revenues**" means any and all consideration received by the **Institution** after the **Effective Date** of this **Agreement** from the licensing of said **Patent Rights** and **MVA Rights** (defined in Paragraph 3.6 below) pursuant to this **Agreement**, less fifteen percent (15%) of such consideration for administrative overhead wherein said administrative overhead is not to exceed $1,000 U.S. Dollars per payment from licensee(s). For purposes of determining administrative overhead, a single licensee payment, such as a single wire transfer or single check, containing consideration pursuant to multiple obligations under the license agreement will be treated as one payment.

2.4 "**Expenses**" means all reasonable out-of-pocket costs actually incurred by **PHS** for the preparation, filing, prosecution, and licensing of United States and foreign patent applications contained within the **Patent Rights** and the maintenance of resulting patents, exclusive of any salaries, administrative, or other indirect costs, excluding costs reimbursed by third parties.

2.5 "**Practical Application**" means the manufacture in the case of a composition of product, the practice in the case of a process or method, or the operation in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is being utilized and that its benefits are, to the extent permitted by law or government regulations, available to the public on reasonable terms.

3. <u>GRANT AND RESERVATION OF RIGHTS</u>

3.1 **PHS** hereby grants and the **Institution** accepts, subject to the terms and conditions of this **Agreement** including Paragraphs 3.2 and 3.3 herein, an exclusive license including the right to sublicense, all of **PHS's** right, title and interest under the **Patent Rights** to make and have made, to use and have used, to sell and have sold, to offer to sell, and to import any tangible embodiment of the **Patent Rights** and to practice and have practiced any process(es) included within the **Patent Rights** throughout the world.

3.2 The Government of the United States of America (hereinafter referred to as the "**Government**") shall have the irrevocable, royalty-free, paid-up right to practice and have practiced the **Patent Rights** throughout the world by or on behalf of the **Government** and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the **Government** is a signatory. Any license granted by the **Institution** under the terms of this **Agreement** shall be subject to this right of the **Government**.

3.3 The **PHS** reserves the right to make and have made, to use and have used, to license, and to import any tangible embodiment of a poxvirus containing one or more of the following promoters (as disclosed in International Patent Application PCT/US02/06713): the M7.5 promoter, the Psyn II promoter, the Psyn III promoter, the Psyn IV promoter and the Psyn V promoter; provided, however, that the poxvirus containing one or more of these promoters does not express one or more HIV genes or modified HIV genes. For the avoidance of doubt, the **PHS** does not retain the right to sublicense poxvirus containing HIV genes as specifically claimed in **Patent Rights** of this **Agreement**.

3.4 **PHS** reserves the right to require the **Institution**, or its licensees, to grant sublicenses to responsible applicants, on terms that are reasonable under the circumstances when necessary to fulfill health or safety needs or when necessary to meet requirements for public use specified by Federal regulations.

3.5 In addition to the reserved license of Paragraphs 3.2 and 3.3 above, **PHS** reserves the right to grant nonexclusive research licenses to make and to use, but not to market, export, import, sell or have sold, the inventions defined by the **Patent Rights** excluding those specified in Paragraph 2.1a)(ii) and U.S. Serial No. 09/798,675 (the "**Joint Patent Rights**") for the purposes of research involving the inventions themselves, and not for purposes of commercial manufacture or in lieu of purchase if the inventions are available as commercial products. The purpose of these research licenses is to encourage basic research, whether conducted at an academic or corporate facility. In order to safeguard the value of the **Patent Rights** sublicensed to a third party pursuant to Paragraph 5 herein, however, **PHS** shall consult with **Institution** before granting to commercial entities a research license or providing to them research samples of materials covered by the **Joint Patent Rights.** In the event that the **Institution** can provide convincing written evidence to **PHS** that a commercial entity that has been granted a research license to **Joint Patent Rights** is developing the inventions for commercial manufacture or obtained the research license in lieu of purchase if the inventions are available as commercial products, then the **Institution** can request that **PHS** terminate its research license with such commercial entity, such request not to be unreasonably denied; and in order to secure these rights to the **Institution, PHS** shall add a clause to each such research license requiring the commercial entity to acknowledge (a) **PHS's** right to terminate the research license under those circumstances, and (b) the **Institution** as a third-party beneficiary of such clause. Additionally, **PHS** shall notify the **Institution** before granting a research license to non-profit entities so as to allow the **Institution** and/or any sublicensee of the **Institution** the opportunity to review and comment. For the avoidance of doubt, a sublicensee of the **Institution** has no obligation to provide any of its materials, methods or technology under any **PHS** research license.

3.6 **Institution** and **PHS** recognize that **Institution** and/or its licensees may not be able to practice certain aspects of the **Patent Rights** without infringing a patent that may issue from or claim priority from **PHS's** US Application Serial No. 07/987,546, filed December 7, 1992, entitled "Recombinant Vaccinia Virus Containing a Chimeric Gene Having Foreign DNA Flanked by Vaccinia Regulatory DNA", if such patent issues in any jurisdiction of the world (hereinafter "**MVA Rights**"). In light of the desire of both **PHS** and the **Institution** to further the public welfare by commercializing the **Patent Rights, PHS** grants and the **Institution** accepts a non-exclusive license including the right to sublicense, to make and have made, to use and have used, to sell and have sold, to offer to sell, and to import any tangible embodiment of the **MVA Rights** and to practice and have practiced any process(es) included within the **MVA Rights** throughout the world, such grants subject to the condition that any sublicense of the **MVA Rights** granted herein shall be only in conjunction with the licensing and/or sublicensing of the **Patent Rights** in the field of therapeutic or prophylactic HIV or smallpox vaccines.

4. <u>PATENT PROSECUTION AND PROTECTION</u>

4.1 The **Institution** shall file, prosecute, and maintain patent application(s) pertaining to **Patent Rights** and shall promptly provide **PHS** all serial numbers and filing dates, together with copies of all such applications, including copies of all Patent Office actions, responses, and all other Patent Office communications. In addition, the **Institution** will be granted Power of Attorney for all such patent applications that are included in **Patent Rights,** filed as of the **Effective Date** of this **Agreement** by **PHS**. The **Institution** shall consult with **PHS,** when so requested, prior to communicating with any Patent Office with respect to the **Patent Rights**. As soon as practicable following the execution of this **Agreement** and if requested by the **Institution, PHS**

will cooperate with the **Institution** to transfer prosecution of the **Patent Rights** associated with 2.1(a)(i) to a law firm of **Institution's** choosing.

4.2 The **Institution** shall make an election with respect to foreign filing, upon consultation with **PHS**. If any foreign patent applications are filed, the **Institution** shall promptly provide to **PHS** all serial numbers and filing dates. The **Institution** also shall provide to **PHS** copies of foreign patent applications and Patent Office actions. The **Institution** shall consult with **PHS**, when so requested, prior to communication with any Patent Office with respect to the **Patent Rights**.

4.3 The **Institution** shall promptly record Assignments of domestic patent rights in the United States Patent and Trademark Office and shall promptly provide **PHS** with a photocopy of each recorded Assignment(s) to **PHS**.

4.4 Notwithstanding any other provision of this **Agreement**, the **Institution** shall not abandon the prosecution of any patent application including provisional patent applications (except for purposes of filing continuation application(s)) or the maintenance of any patent contemplated by this **Agreement** without prior written notice to **PHS**. If no licensee pursuant to Article 5 herein elects to take over the prosecution of such patent application at its option and expense, **PHS** may, at its sole option and expense, take over the prosecution of any such patent application, or the maintenance of any such patent.

4.5 The **Institution** shall promptly provide to **PHS** copies of all issued patents under this **Agreement**.

4.6 In the event that the **Institution** anticipates the possibility of any extraordinary expenditures arising from the preparation, filing, prosecution, licensing, or defense of any patent application or patent contemplated by this **Agreement**, including, without limitation, interferences, reexaminations, reissues and oppositions, the **Institution** shall provide **PHS** with all relevant information. **PHS** and the **Institution** shall agree on a mutually acceptable course of action, including what entity(ies) will be responsible for paying these extraordinary expenditures, prior to incurring such expenditures.

4.7 Upon written notice to **PHS, Institution** may elect to delegate its obligations and rights provided in this Section 4 to its licensee(s) of the **Patent Rights**.

5. LICENSING

5.1 The **Institution** shall diligently seek licensee(s) for the commercial development of said **Patent Rights** and shall administer the **Patent Rights** for the mutual benefit of the parties and in the public interest. The **Institution** will ensure that any license granted on **Patent Rights** and the **MVA Rights** is subject to the provisions of 37 CFR Part 401 and the rights retained by the **Government** under this **Agreement**, including the requirement for substantial manufacture in the United States as stated in Paragraph 11.1.

5.2 The **Institution** shall not issue any royalty-free or paid-up licenses to the **Patent Rights** or assign the **Patent Rights** to any third party, notwithstanding any other provision of this **Agreement**, without the prior written consent of **PHS**.

5.3 The **Institution** shall consult with **PHS** in the negotiation of any exclusive or partially-exclusive licenses, not withstanding any other provision of this **Agreement**, and shall not issue such licenses without the prior review, opportunity for comment, and written consent of **PHS**, such consent not to be unreasonably withheld. **PHS** acknowledges that **Institution** has already exclusively licensed **Institution's** rights in and to the **Patent Rights** to GeoVax, Inc. By execution of this **Agreement**, **PHS** hereby gives its written consent to allow **Institution** to

exclusively license **PHS's** rights in and to the **Patent Rights** and nonexclusively license the **MVA Rights** to GeoVax, Inc. pursuant to the proposed Amended and Restated License Agreement (attached as Appendix A).

5.4 Before licensing of the **Patent Rights** and the **MVA Rights** or any part thereof by the **Institution**, the **Institution** shall first notify and confer with **PHS** regarding any research funding related to the **Patent Rights** or the **MVA Rights** so as to determine **PHS'** interest in participating in any such funded collaborative research project.

5.5 The **Institution** shall promptly provide to **PHS** copies of all licenses and sublicenses issued on **Patent Rights and the MVA Rights.**

6. ROYALTIES AND EXPENSES

6.1 The **Institution** shall distribute **Net Revenues** to **PHS** concurrently with distributions it makes under the **Institution's** patent policy, but in any case not later than April 1 for the preceding calendar year, on the following basis: a) Fifty percent (50%) of the **Net Revenues** to the **Institution** and b) Fifty percent (50%) of the **Net Revenues** as a royalty to **PHS.**

All payments to **PHS** required under this **Agreement** shall be in U.S. Dollars and shall be made by the **Institution** by check or bank draft drawn on United States banks and shall be payable, as appropriate, to "NIH/Patent Licensing." All such payments shall be sent to the following address: NIH, P.O. Box 360120, Pittsburgh, PA 15251-6120. Interest and penalties may be assessed by **PHS** on any overdue payments in accordance with the Federal Debt Collection Act. The payment of such late charges shall not prevent **PHS** from exercising any other rights it may have as a consequence of the lateness of any payment.

6.2 **PHS** shall prior to the execution of the **Agreement** submit to the **Institution** a statement of **Expenses** incurred prior to the **Effective Date** of this **Agreement.** Except for **PHS** expenses directly related to the filing of the National Phase equivalents of PCT/US02/06713 in Japan, India and China, which expenses **Institution** shall pay to **PHS** within sixty (60) days of the **Effective Date** of this **Agreement**, the **Institution** will reimburse **PHS** for these prior **Expenses** within sixty (60) days of receiving payment(s) for these **Expenses** pursuant to license agreement(s) with licensee(s) of the **Patent Rights** until One Hundred percent (100%) of these prior **Expenses**, excluding cost reimbursed to **PHS** by third parties, are reimbursed to **PHS.**

6.3 If applicable, **PHS** shall submit to the **Institution** statements of **Expenses** incurred after the **Effective Date** of this **Agreement.** The **Institution** will reimburse **PHS** for those **Expenses** within sixty (60) days of receiving payment(s) for these **Expenses** pursuant to license agreement(s) with licensee(s) of the **Patent Rights.**

6.4 Each party shall be solely responsible for calculating and distributing to its respective **Inventor(s)** of the subject **Patent Rights** any share of **Net Revenues** in accordance with its respective patent policy, royalty policy, or Federal law during the term of this **Agreement.** In addition, **PHS** shall be responsible for distributions between **NIH** and **CDC.**

7. RECORDS AND REPORTS

7.1 The **Institution** shall keep complete, true, and accurate accounts of all **Net Revenues** received by it from each licensee of the **Patent Rights** and shall permit **PHS** or **PHS's** designated agent to examine its books and records in order to verify the payments due or owed under this **Agreement.**

7.2 Upon request by **PHS**, the **Institution** shall submit to **PHS** an annual report, not later than April 1 of each year, setting forth the status of all commercial development and licensing activity relating to the **Patent Rights** for the preceding calendar year.

8. PATENT INFRINGEMENT

8.1 In the event **PHS** or the **Institution**, including its licensees, shall learn of the substantial infringement of any patent subject to this **Agreement**, the party who learns of the infringement shall promptly notify the other party in writing and shall provide the other party with all available evidence of such infringement. The **Institution** and its licensees, in cooperation with and with prior written consent of **PHS**, such consent not to be unreasonably withheld, shall use their best efforts to eliminate such infringement without litigation. If the efforts of the parties are not successful in eliminating the infringement within ninety (90) days after the infringer has been formally notified of the infringement by the **Institution**, the **Institution** shall have the right, after consulting with and with the prior written consent of **PHS**, such consent not to be unreasonably withheld, to commence suit on its own account, but **PHS** may join the **Institution**'s suit or commence its own suit.

8.2 The **Institution** may permit its licensees to bring suit on their own account. **PHS** and the **Institution** shall retain the right to join any licensee's suit.

8.3 Neither a licensee nor the **Institution** shall take action to compel **PHS** either to initiate or to join in any suit for patent infringement. Should the **Government** be made a party to any such suit by motion or any other action of a licensee or the **Institution**, the licensee or the **Institution** shall reimburse the **Government** for any costs, expenses, or fees which the **Government** incurs as a result of such motion or other action, including any and all costs incurred by **PHS** in opposing any such joinder action.

8.4 Unless agreed in writing otherwise, legal action or suits to eliminate infringement and/or recover damages pursuant to Paragraph 8.1 or 8.2 shall be at the full expense of the party or licensee by whom suit is brought, with the proviso that the parties and/or licensees not initiating such litigation have the right to jointly contribute up to 50% of the litigation expenses as agreed in writing. All damages recovered thereby shall first be used to reimburse each party and/or licensee for their expenses in connection with such legal action, and the remainder of such damages shall be distributed to the parties/licensees proportionally to their respective contributions to the expenses of such legal action or suit.

8.5 Each party agrees to cooperate with the other in litigation proceedings. **PHS** may be represented at its expense by counsel of its choice in any suit.

9. GOVERNING LAWS, SETTLING DISPUTES

9.1 This **Agreement** shall be construed in accordance with U.S. Federal law, as interpreted and applied by the U.S. Federal courts in the District of Columbia. Federal law and regulations will preempt any conflicting or inconsistent provisions in this **Agreement**. **Institution** agrees to be subject to the jurisdiction of U.S. courts.

9.2 Any controversy or any disputed claim by either party against the other arising under or related to this **Agreement** shall be submitted jointly to the **Institution** President and to the Director of the National Institutes of Health (**NIH**) or designee for resolution. The **Institution** and **PHS** will be free after written decisions are issued by those officials to pursue any and all administrative and/or judicial remedies that may be available.

10. TERM AND TERMINATION

10.1 This **Agreement** is effective when signed by all parties and shall extend to the expiration of the last to expire of the patents included within the **Patent Rights** or the **MVA Rights** unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this **Agreement**.

10.2 The **Institution** may terminate this **Agreement** upon at least sixty (60) days written notice to **PHS**, but in any event not less than sixty (60) days prior to the date on which any pending Patent Office actions need be taken to preserve patent rights for the benefit of the parties hereto. Termination of this **Agreement** by **Institution** will also terminate the grant to the **MVA Rights** specified under Paragraph 3.6.

10.3 Following termination by the **Institution**, the **Institution** shall have no further rights or obligations under this **Agreement**, except that **PHS** shall be obligated to administer subsequent gross proceeds from its licensing of the **Patent Rights** and the **MVA Rights** according to **PHS** policy, and to distribute royalties to **Institution** for **Institution Inventor(s)** as though they were **Inventor(s)** of **PHS** under that policy with respect to royalty amounts and payment schedules.

10.4 Following termination by **PHS**, **PHS** shall have no further rights or obligations under this **Agreement**, except that the **Institution** shall be obligated to administer subsequent gross proceeds from its licensing the **Patent Rights** according to the **Institution** policy, and to distribute royalties to **PHS** for **PHS Inventor(s)** as though they were **Inventor(s)** of the **Institution** under that policy with respect to royalty amounts and payment schedules.

10.5 In the event the **Institution** has made no commitments to any third party for exclusive license rights pertaining to the **Patent Rights**, **PHS** may terminate this **Agreement** for any reason upon thirty (30) days written notice to the **Institution**. During the term of any option agreement or license agreement to any third party for exclusive license rights pertaining to the **Patent Rights** between the **Institution** and an optionee or licensee, **PHS** may require the **Institution** or its exclusive licensee of the **Patent Rights** to grant a nonexclusive, partially exclusive or exclusive license of some or all of the **Patent Rights** to responsible applicants, upon terms that are reasonable under the circumstances, and if the **Institution** or its exclusive licensee refuses to grant such license, **PHS** has the right to grant such license itself, when it is determined by **PHS**'s Office of Technology Transfer that:

i) The **Institution** or its licensee has not taken and is not expected to take effective steps to achieve **Practical Application of the Patent Rights**; or

ii) Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the **Institution** or its licensee; or

iii) Such action is necessary to meet requirements for public use specified by Federal law or regulations and such requirements are not reasonably satisfied by the **Institution** or its licensees; or

iv) Such action is necessary because the requirement of 35 USC 204 has not been satisfied or waived or because a licensee of the exclusive right to use or sell any subject **Patent Rights** in the United States is in breach of its agreement obtained pursuant to section 204, and

a) The **Institution** or affected third party has been notified of this determination and has been given at least thirty (30) days to provide a response to this determination, and

b) The **Institution**'s or affected third party's response to the determination of (i-iv) above is determined to be unsatisfactory by **PHS.**

10.6 **PHS** may terminate this **Agreement** in whole or in part if: a) the **Institution** fails to make any payment or periodic reports required by this **Agreement** within 30 days after the **Institution** receives notice from **PHS** of such failure; b) the **Institution** has willfully made a false statement of, or willfully omitted, a material fact in the negotiation of the **Agreement** or in any report required by the **Agreement**; c) the **Institution** has committed a substantial breach of a covenant or duty contained in this **Agreement** and has not substantially cured such breach within 30 days after the **Institution** receives notice from **PHS** of such breach; or d) **PHS** and the **Institution** are involved in a dispute under this **Agreement** which cannot be resolved under the procedures specified in Paragraph 9.2, and the failure to resolve the dispute materially impairs the ability of **PHS** to perform its mission. If the **Agreement** is terminated under this Section 10.6, **PHS** agrees to provide affected licensees an opportunity to license the **Patent Rights** and **MVA Rights** subject to the restrictions of 37 CFR 404, under the terms agreed to between the **Institution** and its licensee(s) under license(s) consented to pursuant to Section 5 of this **Agreement**, as it/they may be amended from time to time.

11. <u>GENERAL</u>

11.1 The **Institution** agrees that, for use and sale for the **Patent Rights** or the **MVA Rights** in the United States, any products embodying the **Patent Rights** or the **MVA Rights**, or produced through use of the **Patent Rights** or the **MVA Rights** will be manufactured substantially in the United States.

11.2 All notices required or permitted by this **Agreement** shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other party at the address designated on the following Signature Page, or to such other address as may be designated in writing by such other party. Notices shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U.S. Postal Service. Private metered postmarks shall not be acceptable as proof of timely mailing.

11.3 The **Agreement** or anything related thereto shall not be construed to confer on any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to this **Agreement** shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

11.4 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

11.5 This **Agreement** is binding upon and shall inure to the benefit of the parties hereto, their successors or assigns, but this **Agreement** may not be assigned by either party without the prior written consent of the other party.

11.6 This **Agreement** confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of **PHS** other than **Patent Rights** and the **MVA Rights** regardless of whether such patents are dominant or subordinate to **Patent Rights** and the **MVA Rights.**

11.7 Any modification to this **Agreement** must be in writing and agreed to by both parties.

11.8 It is understood and agreed by the **Institution** and **PHS** that this **Agreement** constitutes the entire agreement, both written and oral, between the parties, and that all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect.

11.9 The **Institution** and its licensees shall have any additional rights accruing to **PHS** licensees and sublicensees specific to this **Agreement** under 35 U.S.C. Chapter 18 (Sections 200 et seq.) and 37 CFR Part 401 (Section 401.1 et seq.).

SIGNATURES BEGIN ON NEXT PAGE

PHS INTERINSTITUTIONAL AGREEMENT--*INSTITUTION*

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this **Agreement** in triplicate originals by their respective duly authorized officers hereunto, on the day and year hereinafter written. Any communication or notice to be given shall be forwarded to the respective addresses listed below.

For PHS:

[signature] 7/9/04
Date

Steven M. Ferguson
Director, Division of Technology Development and Transfer
Office of Technology Transfer
National Institutes of Health

Mailing Address for Notices:

Office of Technology Transfer
National Institutes of Health
6011 Executive Boulevard, Suite 325
Rockville, Maryland 20852-3804 U.S.A.

[signature] 6-28-04 Date

Andrew Watkins, J.D., Ph.D.
Director, Technology Transfer Office
Centers for Disease Control and Prevention

Mailing Address for Notices:

Technology Transfer Office
4770 Buford Highway
Mail Stop K-79
Atlanta, Georgia 30341

For the **Institution** (Upon information and belief, the undersigned expressly certifies or affirms that the contents of any statements of the **Institution** made or referred to in this **Agreement** are truthful and accurate.)

by:

[signature] Date 6-23-04

Todd T. Sherer, Ph.D.
Assistant Vice President and Director Office of Technology Transfer
Emory University

Official and Mailing Address for Notices:

Office of Technology Transfer
Emory University
1784 North Decatur Road, Suite 130
Atlanta, GA 30322

Any false or misleading statements made, presented, or submitted to the **Government**, including any relevant omissions, under this **Agreement** and during the course of negotiation of this **Agreement** are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. §§ 3801-3812 (civil liability) and 18 U.S.C. § 1001 (criminal liability including fine(s) and/or imprisonment).

APPENDIX A

License Agreement of August 23, 2002 between Emory University and GeoVax, Inc. as Amended and Restated June 23, 2004